Post Advisory Group
Code of Ethics
February 2025

I.INTRODUCTION
Post Advisory Group, LLC (“Post”) has adopted this Code of Ethics (the “Code”). The principal objectives of the Code are to provide policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940. These regulations require registered investment advisers to adopt the Code to set forth standards of conduct expected of Supervised Persons, safeguard material non-public information about client transactions, and require “Access Persons” to report their personal securities transaction. Post, as a fiduciary to our clients and investors, must also prevent conflicts of interests, or the appearance of such conflicts, when Employees own or engage in transactions involving securities.
The Code is based upon the principle that Post and its supervised persons have a fiduciary obligation to conduct their own affairs, including personal securities transactions, in such a manner as to not only comply with applicable federal securities laws, but to place their clients’ interests ahead of their own and to avoid any potential conflicts of interest or any abuse of their position of trust and responsibility.
The requirements of this Code are in addition to and do not replace an Employee’s obligations to comply with Post’s Code of Conduct and other Post policies and procedures. Additionally, Employees of Post are also subject to the Corporate Code of Conduct of Post’s ultimate parent organization (“PFG”).
Responsibility for this Code is overseen by the Chief Compliance Officer (CCO). However, the responsibility for implementing this Code falls on all Employees and especially staff who are in supervisory and management roles.
II.CORE REQUIREMENTS OF THE CODE OF ETHICS
A.STATEMENT OF GENERAL PRINCIPLES
Post’s Clients and Fund Investors have placed a high level of trust and confidence with Post. In return, Post holds itself and its employees to the highest ethical standards. The following are Post’s guiding principles:
Clients’ interests are paramount. You must place client and investor interests before your own.
Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships.
You must accomplish all personal securities transactions in a manner that avoids an actual conflict or even the appearance of a conflict of your personal interests with those of Post’s clients, including Fund investors.
You must avoid actions or activities that allow (or appear to allow) you or your immediate family to profit or benefit from your position with Post, or that bring into question your independence or judgment.
You must comply with all applicable federal and state securities laws, including the prohibitions against the misuse of material nonpublic information, in conducting yourself and the operations of Post.
Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients.
Proactively promote ethical and honest behavior with Post, including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code.

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When dealing with Clients, Post Employees should fully disclose all material facts concerning any conflicts of interest that exist or arise. A conflict of interest may arise when a person or firm has an incentive to serve one interest at the expense of another interest or obligation. Examples of conflicts may include acting on an investment opportunity for oneself instead of the client, or accepting a gift that could influence an investment decision. Post has a broader Conflicts of Interest Policy that covers some of these conflicts in more detail.
The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield supervised and/or advisory personnel from liability for personal trading or other conduct that violates a fiduciary duty to Post’s clients or Fund investors.
There are eight broad categories covered by this Code:
1.Confidential Information
2.Other Employee Conduct
3.Outside Business Activities
4.Material Non-Public Information
5.Anti-Corruption
6.Gifts and Entertainment
7.Personal Disciplinary History and Disqualifying Events
8.Personal Securities Transactions and Reporting
B.CONFIDENTIAL INFORMATION
Post Employees shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. Post Employees may not use confidential information acquired in the course of their work for their personal advantage. Post Employees must keep all information about Clients (including former clients) in strict confidence, including the Client’s identity (unless the Client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the Client by Post. Post has developed policies, including a Written Information Security Program and a Privacy Policy, which are separate policies to this Code. Employees are required to report to their supervisor or Compliance any suspicious or unauthorized use of Client or employee non-public personal information or non-compliance with the privacy program by employees of Post.
C.OTHER EMPLOYEE CONDUCT
1.Personal Financial Responsibility: It is important that Employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for Employees in positions of trust. In particular, Employees are not permitted to borrow from Clients or from providers of goods and services with whom Post deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.
2.Taking Advantage of a Business Opportunity that Rightfully Belongs to Post: Employees must not take for their own advantage an opportunity that rightfully belongs to Post. Whenever Post has been actively soliciting a business opportunity, or the opportunity has been offered to it, Post’s funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Post and not Employees who may be in a position to divert the opportunity for their own benefits.
D.     OUTSIDE BUSINESS ACTIVITIES
Access Persons must not undertake other business activities outside of Post which may cause, or appear to cause, conflicts of interest. Access Persons must request approval from Compliance for all outside business activities where Access Persons either have a controlling or influencing position or receive monetary compensation for their involvement in that business. Approval can be requested through PTA.

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Access Persons are prohibited from serving on the board of directors of any public company or any organization, trust, endowment or other organization whether publicly listed, charitable or educational in nature, or otherwise where they will gain financial information or participate in the investment decisions of the organization unless prior approval is granted.
Compliance approval is based on a determination that board service would be consistent with the interests of Post and its clients. Compliance may determine that such involvement in additional business is an actual or perceived conflict of interest. In this situation, action will be taken to rectify the conflict.
Please see Post’s Conflicts of Interest Policy for more details related to reporting an Outside Business Activity.
E.MATERIAL NON-PUBLIC INFORMATION
a.Confidential Client Information
In the course of normal business activities, Post Employees may receive confidential information concerning clients and potential clients. To maintain client confidence and trust, this information must be handled with integrity and discretion. A judgment concerning who needs to know about particular client information depends on the facts and circumstances and should be discussed by the Employee with his or her supervisor as appropriate. In the event confidential client information is communicated, the recipient of the information should be advised of its confidential nature, that it is given solely for the purpose of fulfilling his or her responsibilities with the client, and that it is not to be disclosed in any other form to any other person.
b.Material Non-Public Information
As a result of the instruments in which Post trades, Post Employees will receive material, non-public information on companies from time to time. Please see Post’s separate Insider Trading Policy for the full policies and procedures around MNPI.
F.ANTI-CORRUPTION
Post is bound by the US Foreign Corrupt Practices Act. As a result, all Post Employees are prohibited from:
•Offering, promising, giving or receiving anything of value to encourage or reward activity;
•Entering into “off the book” transactions or false, misleading, or artificial entries in the books and records of the company;
•Making “facilitation” or “grease” payments;
•Giving political contributions with the intent to influence obtaining or retaining business.
Additionally, Post is bound by standard securities and anti-manipulation rules. As a result, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client, Post Employees are not permitted to:
•Employ any device, scheme or artifice to defraud a Client;
•Make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
•Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit on a Client;
•Engage in any manipulative practice with respect to a Client;
•Engage in any manipulative practice with respect to securities, including price manipulation;
•Favor the interest of one Client over another Client; and
•Engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security or transaction.
Please see Post’s Anti-Market Manipulation Policy for more details.

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G.GIFTS AND ENTERTAINMENT
Post is committed to ensuring that Post Employees do not attempt to improperly influence Clients or prospective Clients with gifts or business entertainment and are not unduly influenced by the receipt of gifts or business entertainment. It is important for Post Employees to keep in mind that these activities may create the appearance of a conflict and in certain cases may implicate regulations applicable to Clients and Post. Similarly, accepting gifts or business entertainment is improper when it would compromise, or could be reasonably viewed as compromising, a Post Employee’s ability to make objective and fair business decisions.
Please see Post’s Gifts and Entertainment Policy.
H.PERSONAL DISCIPLINARY HISTORY AND DISQUALIFYING EVENTS
Section 203(e) of the Advisers Act mandates that Post has a duty to supervise its Employees. Should an officer, director, officer or employee of Post have certain disqualifying events within the past ten years or during the course of employment, Post may no longer be able to qualify as a registered investment adviser with the SEC and may also have certain notification provisions to its Clients. The following are the disqualifying events and all Employees are required to notify the CCO immediately if the Employee is subject to any one or more of these events or is unsure if the Employee may be subject to any one or more of these events:
i.Has willfully made or caused to be made in any application for registration or report required to be filed with the SEC, or in any proceedings before the Commission with respect to registration, any statement which was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such application or report any material fact which is required be stated therein;
ii.Has been convicted of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction
a.involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, any substantially equivalent activity however denominated by the laws of the relevant foreign government, or conspiracy to commit any such offense;
b.Arises out of the conduct of the business of a broker, dealer, municipal securities dealer, investment adviser, bank insurance company, government securities broker, government securities dealer, fiduciary, transfer agent, credit rating agency, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation;
c.Involves the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities or substantially equivalent activity however denominated by the laws of the relevant foreign government; or
d.Involves the violation of section 152, 1341, 1342, of 1343 or chapter 25 or 47 of title 18, or a violation of substantially equivalent foreign statute.
iii.Has been convicted of any crime that is punishable by imprisonment for 1 or more years, and that is not described in paragraph (ii); or a substantially equivalent crime by a foreign court of competent jurisdiction.
iv.Is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction, including any foreign court of competent jurisdiction, from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent, or credit rating agency, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the U.S. Commodity Exchange Act, or any substantially equivalent statute or regulation, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

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v.Has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Exchange Act of 1933, the Securities Exchange Act of 1934, this Section H, the Commodity Exchange Act, the rules or regulations under any of such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules and regulations, another person who commits such violation, if such other person is subject to his supervision. No person shall be deemed to have reasonably to supervise any person, for purposes of this paragraph, if
a.There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and
b.Such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.
vi.Is subject to any order of the Commission barring or suspending the right of the person to be associated with an Investment Adviser.
vii.Has been found by a foreign financial regulatory authority to have
a.Made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceedings before a foreign securities authority with respect to registration, any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein;
b.Violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade; or
c.Aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rule of a contract market or any board of trade, or has been found, by the foreign financial regulatory authority, to have failed reasonably to supervise, with a view to preventing violations of statutory provisions, and rules and regulations promulgated thereunder, another person who commits such a violation, if such other person is subject to his supervision.
viii.Is subject to any final order of a State securities commission, State authority that supervises or examines banks, savings associations, or credit unions, State insurance commission, an appropriate Federal banking agency or the National Credit Union Administration, that
a.Bars such person from association with an entity regulated by such commission, authority, agency, or officer, or from engaging in the business of securities, insurance, banking, savings association activities, or credit union activities; or
b.Constitutes a final order based on violations of any laws or regulations that prohibit fraudulent, manipulative, or deceptive conduct.

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Additionally, under its Fiduciary Duties to Post’s ERISA Clients and subject to provisions under the Department of Labor’s QPAM provisions, Post would be obligated to provide notice to its ERISA Clients and more than likely be disqualified from continuing to be their Investment Adviser should a Post Employee have certain disqualifying events. The following are the DOL disqualifying events and all Employees are required to notify the CCO immediately if the Employee is subject to any one or more of these events or is unsure if the Employee may be subject to any one or more of these events:
i.Any felony involving abuse or misuse of such person’s employee benefit plan position or employment, or position or employment with a labor organization;
ii.Any felony arising out of the conduct of the business of a broker, dealers, investment adviser, bank, insurance company, or fiduciary;
iii.Income tax evasion;
iv.Any felony involving the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities;
v.Conspiracy or attempt to commit any such crimes;
vi.Has been convicted of, or has been imprisoned as a result of his conviction of, robbery, bribery, extortion, embezzlement, fraud, grand larceny, burglary, arson, a felony violation of Federal or State law involving substances defined in section 802(6) of title 21, murder, rape, kidnapping, perjury, or assault with intent to kill.
III.PERSONAL SECURITIES TRANSACTIONS AND REPORTING
A.DESIGNATION OF AN ACCESS PERSON
a.ACCESS PERSON: means any Employee of Post. Every Employee should consider himself an Access Person unless otherwise specifically exempted (see Exempt Access Person below).
b.EMPLOYEE: All officers, directors, employees, temporary employees, contractors and related persons of Post.
Note: The Compliance Officer shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person. Such determination shall be made based upon an application of the criteria, among other items, of the temporary employee’s access to nonpublic information regarding any of the Adviser’s client’s purchases or sales of securities or nonpublic information regarding the portfolio holdings of any client account the Adviser manages.
c.EXEMPT ACCESS PERSON: If an Employee does not have access to non-public information with respect to Client portfolio holdings, transactions or securities recommendations and is not involved in the process of recommending or executing securities transactions, the COO and CCO may deem such person to be an Exempt Access Person. The CCO will promptly notify an Exempt Access Person of such designation in writing. Exempt Access Persons are relieved from the personal trading provisions of the Code.
B.COMPLIANCE PLATFORM AND REVIEW
Post utilizes the electronic compliance platform, FIS PTA Protegent (“PTA”) to manage certain compliance reporting and certification obligations required of Access Persons. Access Persons are required to use PTA to complete the reporting specified by the Code of Ethics. If there are any exceptions required due to technology issues (e.g., a broker is not able to sync up with PTA), it is the Access Person’s obligation and requirement to report this to Compliance and to provide any required alternative reporting (i.e., direct reporting from the broker to Post) promptly.
The CCO or designee will review all Initial, Quarterly and Annual Reports as well as any exception reporting provided by PTA.

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The responsibility for reporting under the Code is imposed on each Access Person to ensure that Compliance is in receipt of timely and complete reports. Efforts on behalf of the Access Person by other services (e.g., brokerage firms) do not change or alter the Access Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Section III(C) of this Code may be subject to sanctions including suspension of pre-clearance privileges, fines, and, in appropriate cases, termination. Access Persons will be given written notice of the violation, which may also be reported to the Post’s Board.
C.REPORTING OBLIGATIONS
a.Initial and Annual Holdings Reports
i.Initial Holdings Reports. Within 10 calendar days of the date the Post Employee first becomes an Access Person, he or she must submit the initial holdings report. This should be a complete listing of all investment accounts and investments, including private investments, the Post Employee beneficially own as of a date no more than 45 days prior to the date he or she became an Access Person.
ii.Annual Holdings Reports. Each year, each Access Person must submit a revised list showing the investment accounts and investments the Access Person beneficially owns as of December 31st the prior year end. The Access Person must submit each annual update listing no later than 30 calendar days after December 31st.
iii.Both of these reports (Initial and Annual) are completed via PTA.
b.Quarterly Transaction Reports.
i.All Access Persons must report transactions in securities, as well as any investment accounts. These are due no later than 30 calendar days after the end of the calendar quarter in which transactions to which the report relates.
ii.These are required in addition to delivery of duplicate brokerage confirmations and statements.
iii.These reports are completed via PTA.
iv.If the Access Person had no reportable transactions or did not open any investment accounts during the quarter, the Access Person is still required to submit their quarterly report indicating so.
v.To the extent any new brokerage accounts are opened, Compliance must be notified within thirty (30) calendar days, and prior to any trading in such accounts.
c.Annual Certification to the Code and Compliance Manual.
Each Access Person must acknowledge receipt of and adherence to the Code in writing (via PTA) on an annual basis. Alongside the Code, the Access Person will receive an annual update of the Compliance Manual to which the Employee must acknowledge receipt of and adherence to as well (via PTA). Each Access Person is required to certify annually that he/she
i.has read and understands the Code;
ii.is aware that he/she is subject to the provisions of the Code;
iii.has responded to the personal disciplinary history questionnaire; and
iv.has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holding and transactions that he/she is required to report pursuant to the Code.

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D.     NON-REPORTING ACCOUNTS
a.     DISCRETIONARY ACCOUNTS
Rule 204A-1 provides an exemption from reporting requirements when an Access Person’s securities are held in accounts over which the Access Person has no direct or indirect influence or control. The exact rule language is as follows: your code of ethics need not require an access person to submit: (i) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control.
To maintain a discretionary account consistent with this reporting exemption, the following process must be followed.
i.The Access Person must submit a written request to the CCO or designee prior to establishing the account. Included within this request, the Access Person will provide the CCO with the following information related to the account: name of broker, account number, trustee (if applicable), and an attestation that the account has been established to be managed on a fully discretionary basis by the broker. Additionally, the Access Person will provide Compliance with information if they have any relationship with the trustee or broker for the account.
ii.The CCO or designee will evaluate the request and provide a written response to the Access Person.
iii.Once the approved account is established, the securities transactions executed within the account will be exempt from the prohibitions in Section III(K) (Restricted Transactions) and the reporting requirements of Section IIIC(a)(Annual Holdings) and IIIC(b) (Quarterly Transaction Reports), with the following exception: the account must be reported consistent with Section III(C)(c).
iv.Annually, the Access Person must certify to not having direct or indirect influence or control over the account.
v.On a sample basis, Compliance may request broker reports from the Access Person on holdings of and/or transactions made in the discretionary account.
vi.If the discretionary nature of the account changes, the Access Person must notify the CCO or designee immediately. At that time, the account will become subject to the restrictions and reporting requirements noted in Section III(C) and Sections III(I-J).
b.     POST EMPLOYEE BENEFIT PLANS
The following Post employee benefit plans are considered Covered Accounts; however, Access Persons are not required to report these accounts or transactions executed therein because Compliance may obtain holdings and transaction information for these accounts from Human Resources and/or Principal’s Retirement Services, Retirement and Income Solutions areas.
i.Post, Principal, or other affiliate’s Employee Stock Purchase Plan
ii.Post, Principal, or other affiliate’s Deferred Compensation Plan
iii.Post, Principal, or other affiliate’s 401(k) Plan
iv.Post, Principal, or other affiliate’s Health Savings Account
Please note that PFG stock, stock options, or performance share awards held within a personal brokerage account and no longer held by a plan administrator must be reported.

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E.     REPORTABLE ACCOUNTS
Access Persons must disclose all personal securities accounts or holding in any Reportable Accounts. Reportable Securities include all securities in which the Access Person has any direct or indirect beneficial ownership that may not be held in a traditional brokerage account but still must be reported.
“Beneficial Ownership” means any interest by which you or any Household Member – directly or indirectly – derives a monetary benefit from purchasing, selling, or owning a security or account, or exercises investment discretion. You have Beneficial Ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you or any Household Member exercises or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements. A Household Member is any of the following who reside, or are expected to reside for at least 90 days a year, in the same household as a Post Employee: Spouse or Domestic Partner; Sibling; Child, Stepchild, grandchild; Parent, Stepparent, Grandparent; and In-laws.
It is any account for which you or a Household Member has Beneficial Ownership AND in which securities can be bought, sold or held. This includes, among others:
•All brokerage, IRA, custodial and trust accounts
•All 529 College Savings Plan accounts
•Any 401(k) plan account that permits transactions in any Reportable Security
•Any health saving accounts (HSA) that permits the purchase of any Reportable Security
The following would NOT be Reportable Accounts:
•Charitable Giving Accounts
•Any 401(k), 403(b), plan account or any other account held directly with a mutual fund complex or mutual fund-only platform, and not held at a bank or broker-dealer, in which only open-end, non-Affiliated Funds1 are the only possible investment
•Any cash management account with a broker in which a security cannot be purchased or sold
•Discretionary Accounts
•Post Employee Benefit Plans
•Variable Annuity Contracts
F.     NON-REPORTABLE SECURITIES
The following securities do not require pre-clearance and are not required to be part of an Access Person’s Quarterly Transaction Reporting (“QTR”) or the Annual Reporting requirements detailed in III(D):
i.Direct obligations of the US government
ii.Certificates of Deposit, Bankers’ acceptances, Commercial Paper, and high quality short-term debt (including repurchase agreements)
iii.Money market funds
iv.Open-end registered funds that are not Affiliated Funds2 (Closed-End Fund ARE Reportable)
v.Shares issued by unit investment trusts that are invested exclusively in one or more open-ended mutual funds, none of which is a Reportable Fund.
vi.Municipal securities available for purchase only through 529 College Savings Plans.
G.     REPORTABLE SECURITIES
Any security that is not included under the Non-Reportable Securities list.
H.     NON-REPORTABLE TRANSACTIONS
1 Note Affiliated Funds are open-end registered funds that are affiliated with either Post or any of its affiliates.
2 Note Affiliated Funds are open-end registered funds that are affiliated with either Post or any of its affiliates.

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The following are not required to be included on an Access Person’s QTR, even if it involves a Reportable Security. However, note that these are still subject to the reporting requirements detailed in Section III(D):
i.Discretionary Account transactions
ii.Transactions under an Automatic Investment Plan, any overrides/variations ARE Reportable
iii.Dividend reinvestments
iv.Accrued interest reinvestments
v.Securities acquired through an employer-sponsored automatic payroll deduction plan. Initial account set- up of plan must be disclosed but ongoing purchases do not have to be pre-cleared
vi.Reportable Funds3; however, these must be held for a minimum of 30 days prior to sale. If sold before the 30 calendar-day holding period expires, any profits realized on the sale must be disgorged to a charitable organization designated by Post.
I.     REPORTABLE TRANSACTIONS
Any transaction that is not included under the Non-Reportable Transaction is required to be reported, a “Reportable Transaction”.
J.     RESTRICTED TRANSACTIONS
Under the Code, the following are not permitted to be traded by Access Persons, or they are permitted to be traded but subjected to pre-clearance requirements.
a.The following are “Restricted Transactions” and require pre-clearance:
i.Any Reportable Transaction in a Reportable Security
ii.Any investment in an initial public offering (“IPO”)
iii.Any investment (buy or sale) in a private offering, this includes an investment in a Post Fund
All Access Persons must receive pre-clearance approval for any Restricted Transactions from Compliance prior to entering into any Reportable Transaction. Pre-clearance approval of all trades is valid for two business days, including the day the trade is approved. This applies to all market and limit orders, good-till-cancelled orders, and stop loss orders. If the trade is not fully executed by the second business day, a new approval is required. Denied trades must not be executed. Pre-clearance is not required for Non-Reportable Securities or Non-Reportable Transactions.
Pre-clearance of a trade can be accomplished in one of two ways:
PTA – A pre-clearance request must be submitted in PTA prior to trading. Approval or denial will be provided from the system immediately and a confirmation e-mail will be sent to the Access Person and Compliance. If more time is required to research the request, the Access Person will be notified. The Access Person shall not conduct the trade until he or she has received the approval notification.
Alternative Method – If an Access Person does not have access to PTA, a trade may be pre-cleared manually through Compliance. Access Persons must reach out to Compliance, who will add the pre-clearance request in PTA and notify the Access Person of the approval or denial.
b.The following are prohibited. No Access Person may:
i.Transact in any security or any derivative transaction relating to any security issued by an entity on the Watch List. This includes all other securities related to the issuer of the security that has been restricted.
ii.Participate in investment clubs.
3 A Reportable Fund is any fund for which Post serves as an investment adviser as defined by the Investment Advisers Act of 1940 or any fund whose investment adviser or principal underwriter controls, is controlled by, or is in common control with Post.

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iii.Enter into a short sale of any security. Writing/selling call and put option contracts is not considered a short sale.
iv.Establish a long position in his or her personal account in a security if any Client Account would benefit from a decrease in the value of such security. For example, the Access Person would be prohibited from establishing a long position if (1) the Client Account holds a put option on such security (aside from a put purchased for hedging purposes where the Client Account holds the underlying security); (2) the Client Account has written a call option on such security; or (3) the Client Account has sold such security short, other than “against-the-box.” Further, no Access Person may purchase a put option or write a call option where a Client Account holds a long position in the underlying security.
v.Purchase or sell a Reportable Security on a day when a Client has a pending buy or sell order in that same Reportable Security. Furthermore, Access Persons are prohibited from purchasing or selling a Reportable Security, which to their knowledge at the time of purchase or sale is being considered for purchase or sale by a Client.
vi.Purchase or sell a Reportable Security within seven (7) calendar days before or after Post trades in that Reportable Security on behalf of a Client portfolio.
vii.Any transaction that results in trading for the Access Person during the Calendar Year of greater than 200 trades, inclusive of non-reportable and reportable trades.
Trades made in violation of these blackout periods should be unwound, if possible. Any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions, as well as other possible sanctions. See Sanctions in IV. Violations below.
IV.VIOLATIONS
A.PROMPTLY REPORT VIOLATIONS OR POSSIBLE VIOLATIONS OF THE CODE
All Supervised Persons must report violations of Post’s Code of Ethics promptly to Post Compliance. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of the Code of Ethics. If you have violated the Code; however, making a report will not protect you from the consequences of your actions.
In addition, the PFG Ethics Hotline is available for reporting any suspected unethical or fraudulent activity and allows for anonymous reporting. PFG Ethics Hotline: 1-866-858-4433. The Ethics Hotline is staffed 24 hours a day, seven days a week. These reports are made through a third party not affiliated with the PFG which collects the information, creates a report, and sends it promptly to the PFG for investigation.
B.SANCTIONS
Upon discovering a violation of this Code (inclusive of misrepresentation in an Access Person’s Reporting Disclosure), the CCO shall impose such sanctions as determined appropriate. Sanctions may include a letter of warning, suspension of personal Securities transactions, monetary fines, and other sanctions up to and including suspension or termination of employment or contract. In addition, any profits over $100 from prohibited transactions must be disgorged.
The CCO or his or her designee has the authority to interpret the Code and grant exceptions, when appropriate. The reasoning for granting exceptions will be documented in writing. No waivers or exceptions that would violate any laws will be granted.
Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

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V.ADMINISTRATIVE MATTERS
A.BOARD APPROVAL
Annually, those individuals charged with the responsibility for monitoring compliance with this Code shall prepare a written report to the Board of Directors of Post that, at a minimum, will include:
•A certification that Post has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
•Identification of material violations and sanctions imposed during the past year;
•A description of issues that arose during the previous year under the Code; and
•Recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices and changes and developments in applicable laws or regulations.
B.ANNUAL REPORTING TO INVESTMENT COMPANY CLIENTS
Post will, upon request, prepare a written annual report relating to its Code to the Board of Directors of each investment company Client for which it acts as investment adviser or sub-adviser. Such annual report shall:
•Summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;
•Identify any material violations requiring significant remedial action during the past year;
•Identify any recommended changes in the existing restrictions or procedures based upon experience under its Code, evolving industry practices, and developments in applicable laws or regulations; and
•Certify that Post has adopted procedures reasonably designed to prevent Access Persons from violating its Code.
C.RETENTION OF RECORDS
Post must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC or any representative of the SEC, or other applicable regulatory agency at any time and from time to time for reasonable periodic, special or other examinations:
•A copy of this Code or any Code which within the past five (5) years has been in effect;
•A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;
•A copy of each report, certification, or acknowledgement made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made;
•A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code;
•A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons in a Private Investment, as described in Section V(E) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted; and
•A copy of each annual report required under Section III(D) for at least five (5) years after the end of the fiscal year in which it is made.
All such records shall be maintained for at least the first two (2) years in an easily accessible place as deemed appropriate by Post.

Policy Updated: February 2025 by Maureen Ocampo, Previous Policy Date: January 2025

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